EXHIBIT 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH BY

GOOD TIMES RESTAURANTS INC.

1,413,000 SHARES OF ITS OUTSTANDING COMMON SHARES

AT A PURCHASE PRICE OF $4.60 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 2021, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Good Times Restaurants Inc., a Nevada corporation (the “Company,” “Good Times,” “we,” or “us”), is offering to purchase your shares of our common stock at a price of $4.60 per share (the “Purchase Price”) in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the shares of common stock of the Company, par value $.001 per share. We will purchase up to 1,413,000 shares in the Offer. Only shares properly tendered and not properly withdrawn will be purchased.

Due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Our shares are listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the symbol “GTIM.” We announced our intention to make the Offer at a price per share of $4.60 after the market closed on August 10, 2021. Prior to the announcement of the proposed tender offer, after market close on August 10, 2021, the reported price of our common stock on Nasdaq was $4.50 per share. You are urged to obtain current market quotations for our shares before deciding whether to tender your shares pursuant to the Offer. See Section 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Information Agent for this Offer, Alliance Advisors, LLC, (the “Information Agent”) at the telephone and address set forth on the back cover page of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer Documents, you should also contact the Information Agent.

Offer to Purchase dated August 13, 2021

IMPORTANT

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

We have been informed that none of our executive officers or directors or their affiliates, including Charles E. Jobson and Robert J. Stetson, who, including each of their affiliates, are significant shareholders of the Company, intend to participate in the tender offer. See Section 11.

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold share certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of an award of vested stock options or restricted stock units, you may, subject to the requirements of the plan and award agreement pursuant to which they were granted, exercise such vested awards and, assuming the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer. Holders of unvested awards may not tender shares underlying such awards in the Offer. Exercises of options or other awards cannot be revoked, even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the Offer for any reason.

If you want to tender your shares but (a) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply, prior to the Expiration Time, with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

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Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

Questions and requests for assistance may be directed to Alliance Advisors, LLC, the Information Agent for this Offer, at their telephone number and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

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TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS		12
INTRODUCTION		14
THE OFFER		15
1.	Number of Shares; Purchase Price; Proration	15
2.	Purpose of the Offer; Certain Effects of the Offer	17
3.	Procedures for Tendering Shares	20
4.	Withdrawal Rights	25
5.	Purchase of Shares and Payment of Purchase Price	26
6.	Conditional Tender of Shares	27
7.	Conditions of the Offer	27
8.	Price Range of Shares; Dividends	31
9.	Source and Amount of Funds	32
10.	Certain Information Concerning the Company	32
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	34
12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act	39
13.	Legal Matters; Regulatory Approvals	39
14.	Material U.S. Federal Income Tax Consequences	39
15.	Extension of the Offer; Termination; Amendment	45
16.	Fees and Expenses	46
17.	Miscellaneous	47

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer to which we have referred you. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the common shares?

The issuer of the shares, Good Times Restaurants Inc., a Nevada corporation (the “Company,” “Good Times,” “we,” or “us”), is offering to purchase the shares. See Section 1.

What will be the Purchase Price for the shares and what will be the form of payment?

We are offering to purchase shares of common stock at a price of $4.60 per share. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Section 1.

How many of its shares is the Company offering to purchase?

We are offering to purchase, at the Purchase Price, up to 1,413,000 of our outstanding common shares validly tendered in the Offer and not validly withdrawn, which represents approximately 11% of the total number of shares issued and outstanding as of August 9, 2021. If more than 1,413,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares (approximately 256,585 shares, based on 12,829,267 shares of our common stock issued and outstanding as of August 9, 2021), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Sections 1 and 7.

How will the Company pay for the shares?

We anticipate using funds available from cash and cash equivalents to purchase the shares tendered in the Offer and to pay fees and expenses related to the Offer. The Offer is not conditioned upon any financing. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 11:59 p.m., New York City time, September 10, 2021, unless we extend or terminate the Offer. See Sections 4, 7 and 15.

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If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. We have the discretion to determine the length of any extension that we may provide, unless such extension is required by applicable law. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.

Does the Company intend to repurchase any Shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4 under Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Beginning ten business days after the date of the Expiration Time, we may make stock repurchases from time to time on the open market and/or in private transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Whether we make additional repurchases after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the number of Shares, if any, that we purchase in this tender offer, the trading price, volume and availability of our common shares, applicable legal requirements, our business and financial conditions, the general business and market environment, and such other factors as we may consider relevant. There is no guarantee that we will make additional repurchases after the tender offer, or that any repurchases would enhance the value of our shares.

What is the purpose of the Offer?

In considering the Offer, the Board of Directors reviewed, with the assistance of management and our advisors, our results of operations, current liquidity (or cash) position, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors the Board of Directors deemed relevant. Following such review, the Board of Directors determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders. We believe the Offer is an appropriate mechanism to return capital to our shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the offer to share in a higher portion of our future potential.

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The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. Shares acquired pursuant to the Offer will be retired.

The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders” who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.

Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Cautionary Statement Regarding Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.

What are the conditions to the Offer?

We will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal;

•	may result in a delay in our ability to accept for payment or pay for some or all of the shares; or

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•	could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•	our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder;

•	is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or

•	could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation, on or after August 13, 2021, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, directly or indirectly involving the United States (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after August 13, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or in our reasonable judgment, makes it inadvisable for us to proceed with the Offer);

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•	a decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the Nasdaq Composite Index, or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 12, 2021, the last trading day prior to commencement of the Offer, shall have occurred;

•	any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business, or (iii) our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), licenses, franchises, permits, operations, results of operations or prospects, or ownership of our shares, which in our reasonable judgment is or may be materially adverse to us, or otherwise makes it inadvisable for us to proceed with the Offer; or

•	in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our outstanding common shares (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•	we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before August 13, 2021), (2) which has filed a Schedule 13D or Schedule 13G with the SEC on or before August 13, 2021, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities, or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

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•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

•	we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common shares to be delisted from the Nasdaq Capital Market or make us eligible to cease filing reports under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by shareholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Offer to extend the Expiration Time. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist. See Section 7.

How will the Offer affect the number of our shares outstanding, the number of record holders, and our public float?

As of August 9, 2021, we had 12,829,267 issued and outstanding shares. If the Offer is fully subscribed, we will have 11,416,267 shares outstanding immediately following the purchase of 1,413,000 shares tendered in the Offer, assuming no issuances of shares prior to then, and assuming no increase to the size of the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Section 2.

If any of our shareholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender all of their shares, and that tender is accepted in full, then the number of our record holders would be reduced. The Offer is likely to reduce our “public float.” See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.

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Will the Company continue as a public company following the Offer?

Yes. The Shares will continue to be listed on Nasdaq and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a holder of an award of vested stock options or restricted stock units, you may, subject to the requirements of the plan and award agreement pursuant to which they were granted, exercise such vested awards and, assuming the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer. Holders of unvested awards, including unvested restricted stock, may not tender shares underlying such awards, or shares of unvested restricted stock, in the Offer. Exercises of options or other awards cannot be revoked, even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the Offer for any reason.

If you want to tender your shares but (a) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedure described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

You may contact the Information Agent, or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

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May holders of restricted equity awards participate in the Offer?

If you are a holder of an award of vested stock options or vested restricted stock units, you may, subject to the requirements of the plan and award agreement pursuant to which they were granted, exercise such vested awards and, assuming the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer. Holders of unvested awards, including unvested restricted stock, may not tender shares underlying such awards, or shares of unvested restricted stock, in the Offer. Exercises of options or other awards cannot be revoked, even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the Offer for any reason. See Section 3.

In what order will we purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and a total of 1,413,000 or fewer shares, or such greater number of shares as we may elect to purchase, subject to applicable law (the “Maximum Purchase Amount”), are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and more than the Maximum Purchase Amount are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase shares in the following order of priority:

•	First, all shares that have been validly tendered (and not validly withdrawn prior to the Expiration Time) by holders of “odd lots” of fewer than 100 shares who provide the required certificates as described below under “Odd Lots”; and

•	Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered and not validly withdrawn prior to the Expiration Time, on a pro rata basis if necessary, based on the number of shares tendered by each shareholder, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased the Maximum Purchase Amount; and

•	Third, only if necessary to permit us to purchase the Maximum Purchase Amount, to the extent feasible, from holders who have validly tendered shares (and not withdrawn them prior to the Expiration Time) subject to a conditional tender as described in Section 6 and for which the condition was not initially satisfied, by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. See Section 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares prior to the Expiration Time (and do not validly withdraw such shares), all conditions to the Offer are satisfied or waived, and you complete the Section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

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Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 11:59 p.m., New York City time, on October 8, 2021. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer unanimously. However, our Board of Directors has not made, nor has the Company, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker and legal counsel. See Section 2.

Do the directors or executive officers or affiliates of the Company intend to tender their shares in the Offer?

We have been informed that none of our executive officers or directors or their affiliates, including Charles E. Jobson and Robert J. Stetson, who, including each of their affiliates, are significant shareholders of the Company, intend to participate in the tender offer. See Section 11.

What will happen if I do not tender my shares?

Shareholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative percentage ownership interest in the Company will automatically increase. See Section 2.

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When and how will the Company pay for my tendered shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for our common shares?

We announced our intention to make the Offer at a price per share of $4.60 after the market closed on August 10, 2021. Immediately prior to the announcement of the proposed tender offer, after market close on August 10, 2021, the reported price of our common stock on Nasdaq was $4.50 per share. You are urged to obtain current market quotations for our common shares before deciding whether to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. If you are a United States Holder (as defined in Section 14), the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a distribution from us in respect of your shares. If you are a Non-United States Holder (as defined in Section 14), you will generally be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer. Non-United States Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Sections 3 and 14.

EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PARTICIPATING IN THE OFFER.

Will I have to pay a stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, then stock transfer taxes may apply. See Section 5.

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What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Purchase Price of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents. See Section 2.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Alliance Advisors, LLC, the Information Agent, at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements that do not directly or exclusively relate to historical facts. Forward-looking information is based on projections and estimates, not historical information, and addresses results or developments that we expect or anticipate will or may occur in the future. You can identify our forward-looking statements by the use of words like “may,” “may not,” “believes,” “do not believe,” “plans,” “estimates,” “intends,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “should,” “likely” and other similar expressions that convey the uncertainty of future events or outcomes, including such things as this tender offer, our business strategy, our financial condition, our revenue, our liquidity and sources of funding, market trends, operations and business, taxes, the impact of natural disasters or public health emergencies, such as the current outbreak of a novel strain of coronavirus (“COVID-19”), and the related ongoing global pandemic.

When considering these forward-looking statements, you should keep in mind the cautionary statements contained in this Offer to Purchase and the documents we incorporate by reference herein.

Forward-looking information involves risk and uncertainties and reflects our best judgment based on current information. Our forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Certain factors that could cause actual results to differ include, among others:

•	our ability to complete the tender offer in the anticipated timing window, or at all;

•	changes in general economic, market and business conditions in areas or markets where we compete;

•	the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects, including due to increased competition in the labor market for our industry, which has led to higher labor costs and margin compression. The disruption and effect on our business may vary depending on the duration and extent of the COVID-19 pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic.

•	our ability to compete with numerous well-established competitors who have substantially greater financial resources and longer operating histories than we do. Competitors have increasingly offered selected food items and combination meals, including hamburgers, at discounted prices, and continued discounting by competitors may adversely affect revenues and profitability of Company restaurants.

In addition, we may be negatively impacted if we experience same store sales declines. Same store sales comparisons will be dependent, among other things, on the success of our advertising and promotion of new and existing menu items. No assurances can be given that such advertising and promotions will in fact be successful.

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We may also be negatively impacted by other factors common to the restaurant industry such as: changes in consumer tastes away from red meat and fried foods; increases in the cost of food, paper, labor, health care, workers' compensation or energy; our ability to adequately staff our restaurants; and/or decreases in the availability of affordable capital resources.

For a more detailed discussion of these and other factors that may affect our business and that could cause the actual results to differ materially from those anticipated in these forward-looking statements, see Part I, Item 1A, “Risk Factors,” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the Company’s 2020 Annual Report on Form 10-K; and Part II, Item 1A. “Risk Factors” and Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” of the Company’s Quarterly Reports on Form 10-Q for periods subsequent to that 10-K, each of which has been filed with the Commission and is incorporated herein by reference.

In addition, other known or unknown risks and factors may affect the accuracy of our forward-looking information. Our forward-looking statements speak only as of the date of this Offer to Purchase or as of the date they are made, and, except as otherwise required by applicable securities laws, we undertake no obligation to update our forward-looking statements.

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INTRODUCTION

To the Shareholders of Good Times Restaurants Inc.:

Good Times Restaurants Inc. (the “Company,” “Good Times,” or “We”) invites its shareholders to tender their common shares, $.001 par value per share (“common shares” or “shares”), of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to 1,413,000 of our outstanding common shares at a purchase price of $4.60 per share.

The Offer will expire on September 10, 2021, at 11:59 p.m., New York City time, unless the Offer is extended or terminated by us (such time, as it may be extended, the “Expiration Time”).

Only shares validly tendered, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER UNANIMOUSLY. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, LEGAL COUNSEL AND/OR BROKER.

The Purchase Price will be paid to shareholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3.

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Any tendering shareholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, an Internal Revenue Service (“IRS”) Form W-9, or the substitute Form W-9 included with the Letter of Transmittal, as well as any tendering shareholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 24%) of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Alliance Advisors, LLC, the Information Agent, and Broadridge Corporate Issuer Solutions, the Depositary for the Offer. See Section 16.

Our common shares are listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the symbol “GTIM.” We announced our intention to make the Offer at a price per share of $4.60 after the market closed on August 10, 2021. Immediately prior to the announcement of the proposed tender offer, after market close on August 10, 2021, the reported price of our common stock on Nasdaq was $4.50 per share. See Section 8.

THE OFFER

1.	Number of Shares; Purchase Price; Proration

General.  Promptly following the Expiration Time, upon the terms and subject to the conditions of the Offer, we will publicly announce the results of the Offer, and all shareholders who have validly tendered and not validly withdrawn their shares will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including proration and conditional tender described below.

In addition, if shares in excess of a total of 1,413,000 shares are tendered in the Offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time.

Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to shareholders of record on or prior to the date on which the shares are purchased under the Offer shall be for the account of such shareholders. See Section 8 for a description of our dividend policy.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if an aggregate of not more than 1,413,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law (the “Maximum Purchase Amount”), are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if more than the Maximum Purchase Amount is validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase shares in the following order of priority:

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•	First, all shares that have been validly tendered (and not validly withdrawn prior to the Expiration Time) by holders of “odd lots” of fewer than 100 shares who provide the required certificates as described below under “Odd Lots”;

•	Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered and not validly withdrawn prior to the Expiration Time, on a pro rata basis if necessary, based on the number of shares tendered by each shareholder, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased the Maximum Purchase Amount; and

•	Third, only if necessary to permit us to purchase the Maximum Purchase Amount, to the extent feasible, from holders who have validly tendered shares (and not withdrawn them prior to the Expiration Time) subject to a conditional tender as described in Section 6 and for which the condition was not initially satisfied, by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. See Section 6.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the shareholder’s shares pursuant to the Offer should complete the Section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders). This ratio will be applied to shareholders (other than Odd Lot Holders) validly tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the Offer.

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Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the procedure with respect to Odd Lot Holders described above and the conditional tender procedure described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer.  In considering the Offer, the Board of Directors reviewed, with the assistance of management and our advisors, our results of operations, current liquidity (or cash) position, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors the Board of Directors deemed relevant. The Board also considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing the shares such as open market purchases, the historical trading performance of our shares, the potential market effects, and related items thereto. Following such review, our Board of Directors has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders.

We believe the Offer is an appropriate mechanism to return capital to our shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the offer to share in a higher portion of our future potential.

The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

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The Offer also provides shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales, although shareholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary. Furthermore, “odd lot holders” who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares.

Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See “Cautionary Statement Regarding Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Beginning ten business days after the expiration of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Whether we make additional repurchases after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the number of Shares, if any, that we purchase in this tender offer, the trading price, volume and availability of our common shares, applicable legal requirements, our business and financial conditions, the general business and market environment, and such other factors as we may consider relevant. There is no guarantee that we will make additional repurchases after the tender offer, or that any repurchases would enhance the value of our shares.

Certain Effects of the Offer.  Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.

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The Offer is likely to reduce our “public float” (the number of our common shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

We have been informed that none of our executive officers or directors or their affiliates, including Charles E. Jobson and Robert J. Stetson, who, including each of their affiliates, are significant shareholders of the Company, intend to participate in the tender offer. The equity ownership of our directors, executive officers, and other affiliates who do not participate in the Offer will proportionately increase as a percentage of our outstanding common shares following the consummation of the Offer. Our directors and executive officers and their affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. See Section 11.

Based on the published guidelines of the Nasdaq Capital Market and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares from the Nasdaq Capital Market. Our common shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common shares to be delisted from the Nasdaq Capital Market or to make us eligible to cease making filings under the Exchange Act. See Sections 7 and 12.

Shares acquired pursuant to the Offer will be retired.

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Purchase Price of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents.

Other Plans or Proposals.  Except as disclosed or incorporated by reference in this Offer to Purchase, the Company currently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its material subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company;

•	any material change in the present dividend policy, or indebtedness or capitalization of the Company;

•	any material change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

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•	any other material change in the Company’s corporate structure or business;

•	any class of equity securities of the Company ceasing to be authorized for listing on the Nasdaq Capital Market;

•	the suspension of the Company’s obligation to file reports under Sections 13 or 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans; or

•	any changes in the Company’s Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Shares

Valid Tender of Shares.  For shares to be tendered validly in the Offer:

•	the certificates for our common shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Shareholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased.

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SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery.  If a certificate for our common shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for our common shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or DTC. Any documents delivered to us, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery.  The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

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The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against that participant.

Guaranteed Delivery.  If a shareholder wishes to tender shares in the Offer and the shareholder’s share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail or courier, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

Vested Stock Options, RSUs or Other Equity Awards.  Holders of vested stock options, vested RSUs or other vested equity awards who wish to tender underlying shares will first need to exercise such awards where applicable, subject to the requirements of the plan and award agreements pursuant to which such awards were granted. If the underlying shares are issued prior to the Exercise Time, then the holder may tender such issued shares following the procedures outlined in this Section 3, subject to the terms and conditions of the Offer. Holders of unvested awards may not tender shares underlying such awards in the Offer. Exercises of options, RSUs or other equity awards cannot be revoked, even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the Offer for any reason.

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Return of Unpurchased Shares.  If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

U.S. Federal Income Tax Backup Withholding.  To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering shareholder pursuant to the Offer, prior to receiving such payments, each such shareholder must submit to the applicable withholding agent a correct, properly completed and executed IRS Form W-9, or substitute W-9, in the case of a United States Holder (as defined in Section 14), or an applicable IRS Form W-8 in the case of a Non-United States Holder (as defined in Section 14), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability, if any, and may entitle the shareholder to a refund, so long as the required information is timely furnished to the IRS. Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding for Non-U.S. Holders. As described in Section 14, the U.S. federal income tax treatment of the receipt of cash in exchange for shares by a Non-United States Holder pursuant to the Offer will depend upon facts that are unique to each Non-United States Holder (as defined in Section 14). Accordingly, a Non-United States Holder should expect that a withholding agent generally will withhold U.S. federal withholding tax from the gross proceeds payable to a Non-United States Holder pursuant to the Offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable. In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-United States Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8BEN or W-8BEN-E (with respect to income tax treaty benefits) or IRS Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-United States Holder meets the Section 302 Tests (defined in Section 14) or (ii) if such Non-United States Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-United States Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Any tendering shareholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) an IRS Form W-9 or the substitute Form W-9 included with the Letter of Transmittal or, in the case of a non-U.S. person, an applicable IRS Form W-8 (or suitable substitute forms), will be subject to required U.S. federal backup withholding tax equal to 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. In addition, Non-United States Holders (as defined in Section 14) may be subject to U.S. federal withholding tax at a rate of 30% on the gross proceeds paid pursuant to the Offer. See also the Letter of Transmittal for additional information.

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Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, if our determinations are challenged by stockholders. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which it determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not it waives similar defects or irregularities in the case of any other shareholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of the Company, the Depositary, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us, upon the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates.  If any certificate representing our common shares has been lost or destroyed, the shareholder should promptly notify the Depositary at 1-877-830-4936. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company, the Information Agent or DTC. Any certificates delivered to the Company, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

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4.	Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless the Company has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 11:59 p.m., New York City time, on October 8, 2021, which is 40 business days after the commencement of the offer. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not the Company waives similar defects or irregularities in the case of any other shareholder. None of the Company, the Depositary, the Information Agent, or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

If the Company extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of the Company, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

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5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay for all of the shares accepted for payment pursuant to the tender offer. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the priority for odd lot holders, proration and conditional tender provisions of the Offer, shares that are validly tendered and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration and any drawing of lots for conditional tenders, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor, and any conditional tenders that are purchased, and pay for those tendered shares accepted for payment promptly after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

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6.	Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the shareholder, rather than as a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn exceeds the Maximum Purchase Amount, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders by Odd Lot Holders, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.

After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below the Maximum Purchase Amount, then, to the extent feasible, we may select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we may select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered all of their shares.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, We will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

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•	there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal;

•	may result in a delay in our ability to accept for payment or pay for some or all of the shares; or

•	could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•	our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder;

•	is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or

•	could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

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•	the commencement or escalation, on or after August 13, 2021, of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, directly or indirectly involving the United States (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after August 13, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), liquidity, operations, results of operations, cash flows or prospects or otherwise materially impair the contemplated future conduct of our business or in our reasonable judgment, makes it inadvisable for us to proceed with the Offer);

•	a decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the NYSE Composite Index, the Nasdaq Composite Index, or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 12, 2021, the last trading day prior to commencement of the Offer, shall have occurred;

•	any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business, or (iii) our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), licenses, franchises, permits, operations, results of operations or prospects, or ownership of our shares, which in our reasonable judgment is or may be materially adverse to us, or otherwise makes it inadvisable for us to proceed with the Offer; or

•	in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our outstanding common shares (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

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•	we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before August 13, 2021), (2) which has filed a Schedule 13D or Schedule 13G with the SEC on or before August 13, 2021, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities, or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

•	we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common shares to be delisted from the Nasdaq Capital Market or make us eligible to cease filing reports under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company’s determinations are challenged by shareholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Offer to extend the Expiration Time. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

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8.	Price Range of Shares; Dividends

Our common shares are traded on the Nasdaq Capital Market under the symbol “GTIM.” The following table sets forth the high and low sales prices for our common shares for the periods indicated.

	HIGH	LOW
Year Ended September 24, 2019
First Quarter	$4.99	$2.30
Second Quarter	$3.01	$2.25
Third Quarter	$2.51	$1.71
Fourth Quarter	$2.10	$1.56
Year Ended September 29, 2020
First Quarter	$1.97	$1.30
Second Quarter	$1.82	$0.55
Third Quarter	$1.59	$0.45
Fourth Quarter	$2.20	$1.06
Year Ending September 28, 2021
First Quarter	$3.24	$1.15
Second Quarter	$4.40	$2.57
Third Quarter	$6.32	$3.67
Fourth Quarter (through August 10, 2021)	$4.82	$3.70

Set forth below are the start and end dates for the full quarters described above:

2019

First quarter:	September 26, 2018 to December 25, 2018
Second quarter:	December 26, 2018 to March 26, 2019
Third quarter:	March 27, 2019 to June 25, 2019
Fourth quarter:	June 26, 2019 to September 24, 2019

2020

First quarter:	September 25, 2019 to December 31, 2019
Second quarter:	January 1, 2020 to March 31, 2020
Third quarter:	April 1, 2020 to June 30, 2020
Fourth quarter:	July 1, 2020 to September 29, 2020

2021

First quarter:	September 30, 2020 to December 29, 2020
Second quarter:	December 30, 2020 to March 30, 2021
Third quarter:	March 31, 2021 to June 29, 2021

We announced our intention to make the Offer at a price per share of $4.60 after the market closed on August 10, 2021. Immediately prior to the announcement of the proposed tender offer, after market close on August 10, 2021, the reported price of our common stock on Nasdaq was $4.50 per share. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

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Dividends. We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. In addition, we have obtained financing under loan agreements that restrict the payment of dividends. Our ability to pay future dividends will necessarily depend on our earnings and financial condition. However, since restaurant development is capital intensive, we currently intend to retain any earnings for that purpose and for use in connection with the Offer.

9.	Source and Amount of Funds

We anticipate using funds available from cash and cash equivalents to purchase the shares tendered in the Offer and to pay fees and expenses related to the Offer. Assuming that the Offer is fully subscribed for 1,413,000 shares, we expect the aggregate purchase price for the shares to be approximately $6.5 million. The Offer is not conditioned upon financing, although the Offer is subject to certain conditions. See Section 7.

10.	Certain Information Concerning the Company

Good Times Restaurants Inc. operates and franchises Bad Daddy’s Burger Bar restaurants (“BDBB” or “Bad Daddy’s”) and Good Times Burgers & Frozen Custard (“GTBFC” or “Good Times”) restaurants. Bad Daddy’s and Good Times are two distinctly different, yet complementary, restaurant concepts. Each is positioned as a premium brand within its respective segment of the industry. Bad Daddy’s operates in the full-service dining segment as a premium burger bar concept and Good Times operates in the quick-service restaurant segment as a high-quality drive-thru focused concept. Through our subsidiaries, as of August 13, 2021, we own, operate, franchise, or license a total of 40 Bad Daddy’s restaurants, and we operate and/or franchise 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Our registered agent’s name and office is Registered Agent Solutions, Inc., 4625 West Nevso Drive, Suite 2, Las Vegas, Nevada 89103. Our principal executive offices are located at 651 Corporate Circle, Suite 200, Golden, CO 80401. Our telephone number at our principal executive offices is (303) 384-1400. Our Internet address is www.goodtimesburgers.com. The information contained on our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.

Available Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including restricted share awards, and other awards under the Company’s equity compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Company’s website located at www.goodtimesburgers.com to access the Schedule TO and related documents.

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Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended September 29, 2020;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended December 29, 2020, March 30, 2021 and June 29, 2021;

•	our Current Reports on Form 8-K filed with the SEC on December 28, 2020, January 14, 2021, February 16, 2021, May 21, 2021, June 17, 2021, June 21, 2021, and August 10, 2021; and

•	Our definitive proxy statement on Schedule 14A filed with the SEC on December 18, 2020.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.

You may also request a copy of these filings, without exhibits, at no cost, by writing or telephoning us at the following address:

Good Times Restaurants, Inc.

651 Corporate Circle Suite 200

Golden, CO 80401

Attn: Investor Relations

303-384-1440

Copies of these filings are also available, without charge, on our website at http://www.goodtimesburgers.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

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11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding.  As of August 9, 2021, we had 12,829,267 issued and outstanding Shares. The 1,413,000 shares we are offering to purchase under the Offer represent approximately 11% of the total number of issued and outstanding shares as of August 9, 2021. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer.

Interests of Directors and Executive Officers.  As of August 11, 2021, our directors and executive officers as a group (7 persons) beneficially owned an aggregate of 3,213,772 shares, representing approximately 24.75% of the total number of outstanding shares, on a fully diluted basis, calculated in accordance with SEC rules. We have been informed that none of our executive officers or directors or their affiliates, including Charles E. Jobson and Robert J. Stetson, who, including each of their affiliates, are significant shareholders of the Company, intend to participate in the tender offer. See Section 11.

The equity ownership of directors and executive officers who do not tender in the Offer will proportionately increase as a percentage of our outstanding common shares following the consummation of the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 under the Exchange Act, at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

The following table sets forth information with respect to the beneficial ownership of our common shares, as of August 10, 2021, by each of our directors and executive officers; all current directors, director nominees and named executive officers as a group; and each person known to us to own beneficially more than 5% of our common shares.

The calculations in the shareholder table below are based on 12,829,267 common shares outstanding as of August 9, 2021. Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below, we believe each shareholder has sole voting and investment power with respect to the common shares indicated in the table as beneficially owned.

HOLDER:	Number of shares beneficially owned**		Percent of class (1)
Directors and Officers:
Geoffrey R. Bailey, Director	68,210	(2)	*
Charles E. Jobson, Director	2,271,955	(3)	17.71%
Jason S. Maceda, Director	40,563	(4)	*
Robert J. Stetson, Director	574,380	(5)	4.48%
Ryan M. Zink, Chief Executive Officer	223,657	(6)	1.73%
Scott G. LeFever, VP of Operations	35,006	(7)	*
Margaret E. Regalia, VP of Finance	0		0
All current directors and executive officers as a group (7 persons)	3,213,772		24.75%

(1)	Based on 12,829,267 shares of Common Stock outstanding as of August 9, 2021.
(2)	Includes 18,496 shares underlying stock options presently exercisable or exercisable within 60 days from the date hereof. Excludes restricted stock units for 914 shares that vest on November 16, 2021.

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(3)	Based on information contained in an Amendment to Schedule 13D filed with the SEC on July 27, 2021. Includes 332,570 shares held by the Jobson Family Foundation, of which Mr. Jobson is the trustee. Also includes 126,024 shares held by Charles E. Jobson Irrevocable Trust, of which Donna M. Farrell, Charles Jobson’s spouse, is the trustee. Excludes restricted stock units for 914 shares that vest on November 16, 2021. The address for each of the Jobson Family Foundation and the Charles E. Jobson Irrevocable Trust is 39 Livingston Road, Wellesley, MA 02482.
(4)	Shares are owned jointly with his spouse, Leslie Maceda. Excludes restricted stock units for 914 shares that vest on November 16, 2021.
(5)	Based on information contained in a report on Schedule 13D filed with the SEC on July 23, 2021. Includes (i) 222,340 shares held by SLKW Investments LLC and (ii) 24,000 shares held by Leanlien, LLC. Mr. Stetson is managing member and is a beneficial owner of SLKW Investments, LLC. Leanlien, LLC is a trust in which Mr. Stetson has sole voting and investment power and beneficially owns 61% and his children beneficially own 39%. The address for each of SLKW Investments LLC and Leanlien, LLC is 6125 Luther Lane, Suite 380, Dallas, TX 75225. Excludes restricted stock units for 914 shares that vest on November 16, 2021.
(6)	Includes 6,200 shares held by Mr. Zink’s spouse, Sarah R. Zink, through an IRA; and 104,150 shares underlying stock options presently exercisable or exercisable within 60 days of the date hereof. Excludes an additional 13,725 shares underlying stock options, and 4,341 shares underlying restricted stock units, not exercisable within 60 days from the date hereof. Also excludes 80,000 shares underlying options that Mr. Zink is entitled to receive on or before September 29, 2021 pursuant to his employment agreement.
(7)	Includes 31,869 shares underlying stock options presently exercisable and exercisable within 60 days from the date hereof. Excludes an additional 12,290 shares underlying stock options, and 3,186 shares underlying restricted stock units, not exercisable within 60 days from the date hereof.
*	Under 1% of class.
**	Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

Recent Securities Transactions.  Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common shares during the 60 days before the date of this Offer to Purchase, other than as set forth below and elsewhere in this Offer to Purchase, and the vesting of certain restricted stock units held by Messrs. LeFever and Bailey. On June 28, 2021, 3,137 and 1,615 shares underlying restricted stock units held by Messrs. LeFever and Bailey, respectively, vested. Vesting took place in accordance with the original terms of such restricted stock units, for an exercise price of $0.

Other Share Repurchases.   Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Beginning ten business days after the expiration of the Offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Whether we make additional repurchases after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the number of Shares, if any, that we purchase in this tender offer, the trading price, volume and availability of our common shares, applicable legal requirements, our business and financial conditions, lender approvals, the general business and market environment, and such other factors as we may consider relevant. There is no guarantee that we will make additional repurchases after the tender offer, or that any repurchases would enhance the value of our shares.

Equity-Based Compensation. Our 2018 Omnibus Equity Incentive Plan (as amended, the “2018 Plan”) provides for the grant of various equity-based awards, including incentive stock options, nonqualified stock options, SARs, restricted stock, restricted stock units, performance shares, performance units, stock grants and stock units to employees, officers, non-employee directors of, and certain consultants to, the Company, as well as any affiliate, as determined by the Compensation Committee. For a description of the material terms of the 2018 Plan, see our proxy statement filed with the SEC on December 18, 2020, which is incorporated by reference in this Offer. An aggregate of 900,000 Shares have been reserved for issuance over the term of the 2018 Plan, and as of August 13, 2021, approximately 180,532 Shares were available for future grants. We have also granted equity awards under the 2008 Omnibus Equity Incentive Compensation Plan (the “2008 Plan”), as amended September 14, 2008, as further amended on May 24, 2018, some of which remain outstanding. No additional awards may be granted under the 2008 Plan.

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Executive officers of the Company have received awards under the Plans described above, including stock options, restricted stock units, and restricted stock, and certain of these awards remain outstanding as reflected in the beneficial ownership table above. While the terms and conditions of outstanding awards vary, currently outstanding awards may be subject to acceleration upon a change of control as defined in the agreement and vest upon separation from the Company under circumstances set forth in the relevant award agreements. Equity awards may also be granted to executive officers in the future under the 2018 Plan, in the discretion of the Compensation Committee, although no such grants were made in fiscal 2020. During fiscal 2021, Mr. Zink has received grants of 10,000 shares of restricted stock and incentive stock options representing the right to acquire 90,000 shares. Directors are also eligible to receive equity awards under our Plans, as further described below under –Director Compensation.

Employment and Severance Arrangements with Executive Officers. We have employment agreements with Mr. Zink and Mr. LeFever, as described below.

•	Ryan M. Zink: Pursuant to Mr. Zink’s second amended and restated employment agreement (the “Zink Employment Agreement”), dated December 24, 2020 (the “Effective Date”), Mr. Zink (in this description, the “Executive”) will receive a minimum annual base salary of $275,000, which base salary may be increased, but not decreased, if the Company’s Board determines that such increase is appropriate based upon a performance review of Mr. Zink. The agreement also provided Mr. Zink a $200,000 up-front cash bonus, of which $150,000, net of deductions for taxes and applicable withholdings, was required to be used to acquire shares of the Company’s stock on the open market during permitted trading windows (amounts expended by Mr. Zink on or after December 17 and prior to December 24, 2020 were applied towards such expenditure requirement), as well as certain equity incentive grants, including initial grants of 90,000 options and 10,000 performance shares, and an entitlement to receive an additional grant of 80,000 options in September 2021. Vesting of the incentive grants will occur if the volume weighted average price (VWAP) of the Company’s common stock over a sixty calendar day period exceeds an applicable trading price ($4.00 in the case of the initial grants and $6.00 in the case of the September 2021 grant). Mr. Zink will also continue to be eligible in the future for performance cash bonuses and equity awards during each year of his employment in amounts determined by the Company’s Board of Directors. In addition, Mr. Zink will continue to receive an annual discretionary allowance of $15,000 and other benefits generally provided to the Company’s other executive officers under the Company’s welfare benefit plans, practices, policies and programs. The agreement provides for certain severance benefits in connection with a termination of employment.

If the Executive’s employment is terminated (A) without Cause by Good Times, (B) by the Executive for an uncured Good Reason, (C) on account of an uncured material breach of this Agreement by Good Times, or (D) by the death or disability of the Executive: (1) Good Times shall pay the Executive (or his estate) (A) Executive’s Base Compensation (then in effect for the fiscal year of the termination) for 12 months, and (B) monthly COBRA premiums then payable for the health insurance coverage of the Executive for 12 months (the aggregate

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amount under (A) and (B) together, the “Severance Compensation”); (2) all options and rights granted to the Executive under any Good Times Stock Option Plan that are time-vested (i.e., vest pursuant to periods of service to Good Times) shall be accelerated and shall become immediately exercisable on or after the Executive’s termination so as to permit the Executive (or his estate) to fully exercise all outstanding options and rights in accordance with their terms; and (3) all options and rights granted to the Executive under any Good Times Stock Option Plan that are price-vested (i.e., vest on the basis of the achievement of a stock price level) may be retained by the Executive without application of any early forfeiture, until their expiration in accordance with their terms. Notwithstanding anything to the contrary, Severance Compensation shall be paid in three (3) installments: (a) fifty percent (50%) of the Severance Compensation, less applicable deductions, shall be paid on Good Times’ first regular payroll date following the Release Date (as defined below), (b) twenty-five percent (25%) of the Severance Compensation, less applicable deductions, shall be paid on Good Times’ first regular payroll date following the date that is three (3) full months following the Release Date and (c) twenty-five (25%) of the Severance Compensation, less applicable deductions, shall be paid on Good Times’ first regular payroll date following of the date that is six (6) full months following the Release Date; provided, however, that any Severance Compensation amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall not be paid until the sixtieth (60th) day following the Executive’s Separation from Service (as defined herein), and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which the Executive would otherwise have been entitled (without interest) during the period following the Separation Date if such deferral had not been required.

The Zink Employment Agreement provides for a term of two years, and unless earlier terminated, the Zink Employment Agreement will automatically extend for additional periods of one year.

•	Scott G. LeFever: Pursuant to Mr. LeFever’s employment agreement dated September 27, 2016 (the “LeFever Employment Agreement”), Mr. LeFever will receive a minimum base salary of $150,000, which base salary may be increased, but not decreased, if the Board determines that such increase is appropriate based upon performance reviews of Mr. LeFever. Mr. LeFever will also be eligible for performance cash bonuses and equity awards during each year of employment in amounts determined by the Board in its sole discretion. In addition, Mr. LeFever will receive an annual discretionary allowance of $12,000 and other benefits generally provided to the Company’s other executive officers under the Company’s welfare benefit plans, practices, policies and programs.

In the event that Mr. LeFever’s employment is terminated (i) without cause by the Company, (ii) by Mr. LeFever for Good Reason, (iii) by Mr. LeFever following a willful and material breach of the LeFever Employment Agreement by the Company or (iv) by the death or disability of Mr. LeFever, Mr. LeFever shall be entitled to an amount equal to the sum of (A) one times Mr. LeFever’s Base Compensation for the fiscal year of the termination, (B) one times the average of Mr. LeFever’s annual Target Bonus compensation for the two fiscal years immediately prior to the fiscal year of the termination, (C) $12,000, and (D) a lump sum amount equal to the monthly COBRA premium payable for the health insurance coverage of Mr. LeFever at the time of his termination multiplied by 12. If, within one year after the Company experiences a change in control, Mr. LeFever’s employment is terminated (i) without cause by the Company, (ii) by Mr. LeFever for Good Reason, or (iii) as a result of a material breach of the LeFever Employment Agreement by the Company, Mr. LeFever shall be entitled to an amount equal to 2.99 times the average W-2 Base Compensation and Target Bonus compensation of Mr. LeFever for the five fiscal years of the Company prior to such termination. Capitalized terms used in this paragraph but not defined in this paragraph have the respective meanings ascribed to them in the LeFever Employment Agreement.

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The LeFever Employment Agreement provides for an initial term of three years from the Effective Date, and unless earlier terminated, the LeFever Employment Agreement will automatically extend for additional periods of one year.

Margaret E. Regalia is the Company’s Vice President of Finance, Corporate Secretary and Treasurer, and serves as our principal accounting and financial officer. The terms and conditions of her employment are not set forth in an Employment Agreement or other written agreement, and do not include any arrangements regarding severance or benefits that are contingent upon a change of control. Ms. Regalia’s current base salary is $140,000, subject to increase or decrease by the Board as it may determine is appropriate. Ms. Regalia is also eligible for performance cash bonuses and equity awards in amounts to be determined by the Board in its sole discretion.

Director Compensation. Each non-employee director receives $20,000 annually, payable $5,000 quarterly for four regularly scheduled Board meetings and an additional $1,500 for each additional in-person meeting. The Chairman of the Board and Chairman of the Compensation Committee receives an additional $10,000 annually, payable $2,500 quarterly for his combined service in both roles. Members of the Audit Committee each receive $1,000 annually, payable $250 quarterly for four meetings. The Chairman of the Audit Committee receives an additional $10,000 annually, payable $2,500 quarterly. Members of the Compensation Committee each receive $1,000 annually, payable $250 quarterly. Directors stock compensation is granted on a discretionary basis. In January 2021 our directors received a discretionary grant valued at $9,000 per director based on grant date fair value under FASB ASC Topic 718.

Code of Ethics. The Company has adopted a Code of Business Conduct which applies to all directors, officers, employees, and franchisees of the Company. The Code of Business Conduct was filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003. The Code of Business Conduct is also available on the Company’s website at investors.goodtimesburgers.com.

Other agreements and arrangements. Except for stock options, RSUs, and other stock-based awards under the 2018 Plan as described above, as well as the other agreements and arrangements described above and in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Further, except as provided above, none of our existing shareholders has different voting rights from other shareholders and we are unaware of any arrangement that may, at a subsequent date, result in a change of control of our company.

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Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of our common shares pursuant to the Offer will reduce the number of our common shares that might otherwise be traded publicly and is likely to reduce the number of shareholders and public float.

We believe that there will be a sufficient number of our common shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the Nasdaq Capital Market, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the Nasdaq Capital Market. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common shares to be delisted from the Nasdaq Capital Market. See Sections 2 and 7.

We are required to furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in our becoming eligible to cease complying with such requirements. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause us to become eligible to cease making filings under the Exchange Act. See Sections 2 and 7.

13.	Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the U.S. dollar, partnerships, “S” corporations, or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee share options, the vesting of restricted share awards, or otherwise as compensation.

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This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) an individual citizen or resident alien of the United States, (2) a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither (i) a United States Holder, nor (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PARTICIPATING IN THE OFFER.

Consequences to Shareholders Who Do Not Participate in the Offer.  Shareholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other shareholders pursuant to the Offer.

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Material US Federal Income Tax Consequences to United States Holders Who Participate in the Offer.  An exchange of shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.

If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the United States Holder under the Offer.

A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange:

•	results in a “complete termination” of the shareholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the shareholder under Section 302(b)(1) of the Code (the “302 Tests”).

In determining whether any of the 302 Tests have been met, a United States Holder must take into account not only the stock that the shareholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a shareholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as shares of stock the shareholder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

The receipt of cash by a United States Holder will be a “complete termination” of United States Holder’s equity interest if either (i) the United States Holder owns none of our common stock either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the United States Holder actually owns none of our common stock immediately after the sale of shares pursuant to the Offer and, with respect to common stock constructively owned by the United States Holder immediately after the Offer, the United States Holder is eligible to waive, and effectively waives, constructive ownership of all such common stock under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. A United States Holder intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.

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The receipt of cash by a United States Holder will be a “substantially disproportionate” redemption with respect to the United States Holder if (i) the percentage of our outstanding voting common stock (including shares) actually and constructively owned by the United States Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding voting common stock (including shares) actually and constructively owned by the United States Holder immediately before the sale of shares pursuant to the Offer, and (ii) the percentage of all of our outstanding common stock (including shares) actually and constructively owned by the United States Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of all of our outstanding common stock (including shares) actually and constructively owned by the United States Holder immediately before the sale of shares pursuant to the Offer.

The receipt of cash by a United States Holder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest in us. Whether a shareholder meets this test will depend on the shareholder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” Shareholders should consult their tax advisors as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of shares by a United States Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each United States Holder should be aware that because proration may occur in the Offer, even if all the shares of stock in the Company actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the tendering shareholder has made a conditional tender or is an Odd Lot Holder. See Sections 1 and 6. Thus, proration may affect whether the surrender by a shareholder pursuant to the Offer will meet any of the 302 Tests.

United States Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such shareholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided that minimum holding period requirements are met, non-corporate United States Holders (including individuals) generally will be subject to U.S. federal income taxation at the reduced rates applicable to long-term capital gains on amounts treated as dividends (currently taxable at a maximum rate of 20% for non-corporate United States Holders). To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of the United States

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Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the United States Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering United States Holder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares sold pursuant to the Offer will be added to any remaining shares held by such United States Holder. A dividend received by a corporate United States Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. United States Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer to them in light of their particular circumstances.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend is unclear.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above, except in certain circumstances involving conditional tenders or tenders by an Odd Lot Holder. See Sections 1 and 6.

An additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Material US Federal Income Tax Consequences to Non-United States Holders.  If a sale by a Non-United States Holder of shares pursuant to the Offer qualifies as a sale or exchange under any of the Section 302 Tests described above, then any gain recognized by such Non-United States Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-United States Holder within the United States (and if an income tax treaty applies, is attributable to a permanent establishment of the Non-United States Holder within the United States) or (ii) the Non-United States Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

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If the repurchase of shares pursuant to the Offer from a Non-United States Holder does not satisfy any of the Section 302 Tests described above, amounts received by such Non-United States Holder pursuant to the Offer will be treated as a distribution to the Non-United States Holder with respect to such Non-United States Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Material US Federal Income Tax Consequences to United States Holders Who Participate in the Offer.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-United States Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non- United States Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-United States Holder were a resident of the United States. A Non- United States Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).

Because the satisfaction of the Section 302 Tests described above is dependent on matters of fact, the withholding agent generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the Offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-United States Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-United States Holder pursuant to the Offer at a rate of 30% unless the Non-United States Holder provides the withholding agent with a validly completed and executed IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E reflecting that no or reduced withholding is required. See Section 3 for additional information. Non-United States Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

In addition, a payment to a Non-United States Holder treated as a dividend may be subject to withholding at a 30% rate (rather than a lower treaty rate) unless, pursuant to the Foreign Account Tax Compliance Act, the regulations promulgated thereunder, official interpretations thereof or any intergovernmental agreement (or guidance thereunder) entered into pursuant thereto, such Non-United States Holder or any entity through which it receives such dividends has provided the withholding agent with certain information with respect to its or such entity’s direct and indirect U.S. owners, and if such Non-United States Holder is or holds our shares through a foreign financial institution, such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) or has satisfied the requirements of an applicable intergovernmental agreement and such Non-United States Holder has provided any required information to such institution.

Information Reporting and Backup Withholding.

Payments made in connection with the Offer may be subject to information reporting to the IRS and, as described in Section 3 above, possible backup withholding (at a 24% rate). Backup withholding may apply to payments of gross proceeds to a United States Holder unless the shareholder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each United States Holder tendering its shares pursuant to the Offer should complete and sign an IRS Form W-9, or the substitute FormW-9 included with the Letter of Transmittal, in order to provide the information and certifications necessary to avoid backup withholding.

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Certain shareholders (including, among others, corporations) are not subject to these information reporting and backup withholding tax rules. See also the Letter of Transmittal for additional information about backup withholding. Backup withholding and information reporting generally will not apply to payments of gross proceeds pursuant to the Offer to a Non-United States Holder if the Non-United States Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the shareholder to the IRS.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered pursuant to the Offer to shareholders or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through PR Newswire or another comparable service.

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If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for shares or increase by more than 2% or decrease the number of shares sought in the Offer, or if we increase or decrease the price range to be paid for the shares and, in the event of an increase in the aggregate purchase price of shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding shares; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of 10 business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday, and other than the date that such increase or decrease is first published, sent or given to shareholders, consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.	Fees and Expenses

We have retained Alliance Advisors, LLC, to act as Information Agent and Broadridge Corporate Issuer Solutions, Inc., to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary fees for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 5 hereof.

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Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of the shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Good Times or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

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August 13, 2021

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

For information, call or email to:

(877) 830-4936 (toll free)
shareholder@broadridge.com

By Mail or By Hand or Courier:

By mail: Broadridge, Inc. Attn: BCIS Re-Organization Department PO Box 1342 Brentwood, NY 11717-0718	By express mail, courier or other expedited service: Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent using the contact information set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Phone: Toll-Free 855-742-8271

Email: reorg@allianceadvisors.com

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